Exhibit 10.29
First Amendment to the Employment Agreement
     This First Amendment to the Employment Agreement (this “Amendment”) is made effective as of the 15th day of September, 2006 by and between Smart Move, LLC, a Colorado limited liability company (the “Employer”), on the one hand, and Chris Sapyta (the “Executive”), on the other hand. Capitalized terms not defined in this Amendment shall have the meanings set forth in the Agreement (as defined below).
RECITALS:
     WHEREAS, the Employer and the Executive entered into an Employment Agreement, dated as of January 15, 2006 (the “EA”); and,
     WHEREAS, the Employer and the Executive now desire to amend the EA.
     NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, accepted and agreed, the Employer and the Executive hereby agree and consent, that the following sections of the EA shall be amended and restated in their entirety and shall read as follows:
     1. Paragraph (a) of Section 4.2. ANNUAL BONUS is amended and restated in its entirety and shall read as follows:
     "(a) Schedule A contains Milestones expressed in terms of the Stock Price of Employer. As used herein, “Stock Price” shall mean the average of the closing bid prices of the Common Stock (“Common Stock”), par value $6.00 per share, of Employer, as reported by the principal market where the Common Stock is then traded, over the ten (10) trading days preceding September 30 in each Employment Year (as adjusted for stock splits, stock dividends, reclassification or other similar events). If, at the end of the particular Employment Year, the Employer’s Stock Price is equal to or exceeds one or more of the prices specified, Executive shall be entitled to the percentage of the Target Bonus set forth next to the highest such price achieved. Any Bonus earned as a result of achieving the Stock Price target shall be paid to Executive within three business days of the end of the Employment Year in which the Milestone is achieved. Total maximum bonus for Schedule A Milestones obtained is equal to 50% of the current Employment Year’s “Target Bonus”.
     2. Paragraph (b) of Section 4.7. EQUITY INCENTIVE is amended and restated in its entirety and shall read as follows:
     "(b) OPTION AWARDS. Employer shall grant to the Executive Options to purchase 96,000 shares of Common Stock to be issued only if the Executive can achieve certain performance objectives. All Options granted pursuant to this paragraph shall:
     (i) be subject to an option agreement containing terms substantially similar to the terms generally provided in the option agreements of the Employer’s other senior managers (except as otherwise modified herein);

     (ii) have a term of 10 years from the date of grant;
     (iii) shall be fully vested and be exercisable as follows:
     a. At the end of Employment Period one, at September 30, 2007, Options with respect to 32,000 shares, with an exercise price equal to $10.00, shall be issued vest and be exercisable immediately; only if the company has reached the performance objective of 9,000 booked moves.
     b. At the end of Employment Period two, at September 30, 2007, Options with respect to 32,000 shares, with an exercise price equal to $12.00, shall be issued vest and be exercisable immediately; only if the company has reached the performance objective of 12,000 booked moves.
     c. At the end of Employment Period three, at September 30, 2008, Options with respect to 32,000 shares, with an exercise price equal to $14.00, shall be issued vest and be exercisable immediately; only if the company has reached the performance objective of 15,000 booked moves.
     PROVIDED, HOWEVER, that upon a Change of Control, all Options that have not yet vested and become exercisable shall be deemed to have vested and have become exercisable as of the time immediately preceding such Change of Control;
     (iv) shall provide for cashless exercise of such Options;
     (v) be issued under a qualified omnibus long-term incentive plan (a “Plan”) that will provide for Incentive Stock Options pursuant to Internal Revenue Code (“Code”) Section 422, non-qualified stock options and other forms of long-term incentives. If the Employer does not have a Plan applicable to the Executive or if an existing Plan does not provide for the foregoing terms or if sufficient shares are not available for grant under an existing Plan, Employer undertakes to implement a Plan to provide for the issuance of Executive’s Options. Failure of the Employer to implement such a Plan shall not prevent Executive’s right to receive his Options and he may elect, in his sole discretion, to receive Options not subject to a Plan.
     (c) From time to time, the Board may, in its discretion, grant additional Options to Executive, on such terms as the Board determines.”
     3. Schedule A and B to the EA is amended and restated in its entirety and is attached herewith.
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     This Amendment is acknowledged and agreed to this 15th day of September, 2006.
SMART MOVE, LLC

By:	/s/ Edward Johnson
	Name:	Edward Johnson
	Title:	CFO

EXECUTIVE

By:	/s/ Chris Sapyta
	Name:	Chris Sapyta
	Title:	CEO

SCHEDULE A
PERFORMANCE MILESTONES —STOCK PRICE

YEAR 1 BONUS		YEAR 2 BONUS		YEAR 3 BONUS
At 9/30/2007		At 9/30/2008		At 9/30/2009
STOCK PRICE	% EARNED	STOCK PRICE	% EARNED	STOCK PRICE	% EARNED
$6.00	15%	$8.50	20%	$10.50	25%
$7.50	30%	$9.50	35%	$11.50	50%
$8.50	50%	$10.50	60%	$12.50	75%
$9.50	100%	$11.50	100%	$13.50	100%

YEAR 4 BONUS		YEAR 5 BONUS
At 9/30/20010		At 9/30/2011
STOCK PRICE	% EARNED	STOCK PRICE	% EARNED
$12.50	30%	$14.50	40%
$13.50	60%	$15.50	65%
$14.50	85%	$16.50	90%
$15.50	100%	$17.50	100%

SCHEDULE B
PERFORMANCE MILESTONES — COMPLETED MOVES

YEAR 1 BONUS		YEAR 2 BONUS		YEAR 3 BONUS
At 9/30/2007		At 9/30/2008		At 9/30/2009
Completed		Completed		Completed
Moves 10/2006	% EARNED	Moves 10/2007	% EARNED	Moves 10/2008	% EARNED
- 9/2007		- 09/2008		- 09/2009
2500	25%	5000	25%	7000	25%
2750	50%	5500	50%	7500	50%
3000	75%	6000	75%	8000	75%
3250	100%	6500	100%	9000	100%

YEAR 4 BONUS		YEAR 5 BONUS
At 9/30/2010		At 9/30/2011
STOCK PRICE	% EARNED	STOCK PRICE	% EARNED
TBD	25%	TBD	25%
TBD	50%	TBD	50%
TBD	75%	TBD	75%
TBD	100%	TBD	100%

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